Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Dave & Buster’s Inc. 2005 Long-Term Incentive Plan of our reports dated April 13, 2005, with respect to the consolidated financial statements of Dave and Buster’s, Inc., Dave and Buster’s, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Dave and Buster’s, Inc. included in its Annual Report (Form 10-K) for the year ended January 30, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas
July 11, 2005